Exhibit 2.1

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 2 dated as of September 19, 2023 (the “Amendment No. 2”) is to amend the Agreement and Plan of Merger which was made and entered into as of December 23, 2022, was modified by a joinder agreement dated as of March 2, 2023, and was amended by an Amendment No.1 to Agreement and Plan of Merger dated as of July 6, 2023 (collectively, the “Merger Agreement”), by and among Ace Global Business Acquisition Limited, a British Virgin Islands business company (“Parent”), LE Worldwide Limited, a British Virgin Islands business company (the “Company”), ACBA Merger Sub I Limited, a British Virgin Islands business company and wholly owned subsidiary of the Parent (“Purchaser”), and ACBA Merger Sub II Limited, a British Virgin Islands business company and wholly owned subsidiary of Purchaser (“Merger Sub”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

Recitals

WHEREAS, pursuant to Section 15.2(a) of the Merger Agreement, the Merger Agreement may be amended by a writing signed by each of the Purchaser Parties and the Company; and

WHEREAS, the Purchaser Parties and the Company desire to further amend the Merger Agreement to reflect the changes agreed between the parties and to clarify certain terms and conditions set forth therein.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Amendment No. 2, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendment of Certain Provisions.

(a) Merger Consideration. The parties desire to amend the Merger Agreement so as to provide that Merger Consideration shall be revised from $150,000,000 to $110,000,000. Accordingly, the Merger Agreement is hereby amended to read as follows:

(i) Definitions: The following definitions are hereby amended in their entirety to read as follows:

“‘Closing Payment Shares’ means ten million four hundred fifty thousand (10,450,000) Purchaser Ordinary Shares, which is equal to the Merger Consideration Shares minus the Holdback Shares.”

“‘Holdback Shares’ means five hundred fifty thousand (550,000) Purchaser Ordinary Shares, representing five percent (5%) of the aggregate amount of the Merger Consideration Shares.”

“‘Merger Consideration’ means One Hundred Ten Million Dollars ($110,000,000).”

“‘Merger Consideration Shares’ means eleven million (11,000,000) Purchaser Ordinary Shares, which number is equal to the Merger Consideration divided by $10.00, and to be allocated among the Shareholders as provided on Schedule A hereto.”

(ii) Consideration: The first sentence of Section 4.1(a) of the Merger Agreement is hereby amended in its entirety to read as follows:

“(a) Conversion of Shares. At the Effective Time, by virtue of this Agreement and the Acquisition Merger and without any action on the part of the Merger Sub, the Company or the Shareholders of the Company, the Purchaser shall issue the full amount of the Merger Consideration Shares, on the basis that each Company Ordinary Share issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares and Appraisal Shares, if any) shall be canceled and automatically converted into the right to receive, without interest, its pro rata portion of the Merger Consideration Shares, which are comprised of (i) 10,450,000 Purchaser Ordinary Shares as the Closing Payment Shares and (ii) 550,000 Purchaser Ordinary Shares as the Holdback Shares.”

(b) Registration Statement. The parties desire to amend the Merger Agreement so as to provide that the registration statement to be prepared by Purchaser shall be filed as promptly as practicable on Form F-4 rather than Form S-4. Accordingly, the first sentence of Section 10.5(a) of the Merger Agreement is hereby amended in its entirety to read as follows:

“(a) As promptly as practicable after the date hereof, Purchaser shall prepare with the assistance, cooperation and commercially reasonable efforts of the Company Group, and file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of Purchaser Common Shares to be issued in the Reincorporation Merger and Acquisition Merger (including, for the avoidance of doubt, the Holdback Shares), which Registration Statement will also contain a proxy statement of Parent (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Parent shareholders for the matters to be acted upon at the Parent Special Meeting and a consent solicitation statement for purposes of obtaining the Requisite Company Vote and providing the public shareholders of Parent an opportunity in accordance with Parent’s organizational documents and the IPO Prospectus to have their Parent Ordinary Share redeemed in conjunction with the shareholder vote on the Parent Shareholder Approval Matters as defined below.”

2. Miscellaneous.

(a) Except as expressly provided in this Amendment No. 2, the Merger Agreement shall remain in full force and effect, and all references to “this Agreement” in the Merger Agreement shall mean the Merger Agreement as further amended by this Amendment No. 2. In the event of a conflict between the terms of this Amendment No. 2 and the Merger Agreement, the terms of this Amendment No. 2 shall prevail over and supersede the conflicting terms in the Merger Agreement.

(b) Except as provided in this Amendment No. 2, the Merger Agreement remains in full force and effect.

(c) This Amendment No. 2 may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Amendment No. 2 will become effective when duly executed and delivered by each of the parties hereto. Counterpart signature pages to this Amendment No. 2 may be delivered by electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed as of the day and year first above written.

Parent:

ACE GLOBAL BUSINESS ACQUISITION LIMITED, a British Virgin Islands business company

By:	/s/ Eugene Wong
	Name:	Eugene Wong
	Title:	CEO and Chairman of the Board

Purchaser:

ACBA MERGER SUB I LIMITED, a British Virgin Islands business company

By:	/s/ Eugene Wong
	Name:	Eugene Wong
	Title:	Sole Director

Merger Sub:

ACBA MERGER SUB II LIMITED, a British Virgin Islands business company

By:	/s/ Eugene Wong
	Name:	Eugene Wong
	Title:	Sole Director

Company:

LE WORLDWIDE LIMITED, a British Virgin Islands business company

By:	/s/ Lo Yeung Man Teddy
	Name:	Lo Yeung Man Teddy
	Title:	CEO

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